Exhibit 99.1

TIER REIT Announces Credit Facility Increase
Completes Conversion to Unsecured

DALLAS, Texas, March 15, 2016 - TIER REIT, Inc. (NYSE:TIER), a Dallas-based real estate investment trust, announced today that it has increased the size of its credit facility by $110 million, from $750 million to $860 million. This includes a $60 million increase in the revolving portion of the facility, from $225 million to $285 million, as well as a $50 million increase in the five-year term loan. The net proceeds from the term loan funding will be used to pay down existing debt and for general corporate purposes.

Additionally, the facility was successfully converted from secured to unsecured as a result of the company’s financial performance during the prior year.

“Consistent with our announced strategic plan, we are progressing toward our goal of reducing our overall leverage, further lowering our borrowing costs, and extending debt maturities as we position the company to ultimately seek an investment grade debt rating,” said Dallas Lucas, Chief Financial Officer. “We believe increasing our financial flexibility will be an integral part of our long-term growth objectives.”

Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. are the joint lead arrangers of the credit facility.

About TIER REIT, Inc.

TIER REIT, Inc. is a self-managed, Dallas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in both population and office-using employment growth. For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of TIER REIT, Inc. that are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements contained herein may be impacted by a number of risks and uncertainties, including the company’s ability to rent space on favorable terms, its ability to address debt maturities and fund its capital requirements, the value of its assets, its anticipated capital expenditures, and other matters. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, as well as other factors described in the Risk Factors section of TIER REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements in this press release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

TIER REIT, Inc.
Scott McLaughlin, 972.483.2465
smclaughlin@tierreit.com
Source: TIER REIT, Inc.